As filed with the Securities and Exchange Commission on June 21, 2024

Registration No. 333-270584
Registration No. 333-263078

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270584
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263078
UNDER THE SECURITIES ACT OF 1933

AdTheorent Holding Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85—3978415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

330 Hudson Street, 13th Floor
New York, NY 10013
(Address of Principal Executive Offices including Zip Code)

AdTheorent Holding Company, Inc. Long-Term Incentive Plan
AdTheorent Holding Company, Inc. 2021 Employee Stock Purchase Plan
AdTheorent Holding Company, LLC 2017 Interest Option Plan
(Full titles of the plans)

James Lawson
Chief Executive Officer
330 Hudson Street, 13th Floor
New York, New York 10013
(800) 804-1359
(Name, address and telephone number of agent for service)

Copies to:
Thomas P. Conaghan, Esq.
McDermott Will & Emery LLP
500 North Capitol Street NW
Washington, DC 20001-1531
Telephone: (202) 756-8161

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

AdTheorent Holding Company, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”), previously registered that remain unsold under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•
Registration Statement No. 333-263078, filed on February 28, 2022, relating to the registration of (a) shares of Common Stock reserved for issuance under the AdTheorent Holding Company, Inc. Long-Term Incentive Plan (the “2021 Plan”), (b) shares of Common Stock reserved for issuance under the AdTheorent Holding Company, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), (c) shares of Common Stock underlying stock option awards previously granted and outstanding under the AdTheorent Holding Company, LLC 2017 Interest Option Plan (the “2017 Plan”) and (d) shares of Common Stock underlying restricted stock unit awards previously granted and outstanding under the 2017 Plan; and

•
Registration Statement No. 333-263078, filed on March 15, 2023, relating to the registration of (a) shares of Common Stock reserved for issuance under the 2021 Plan and (b) shares of Common Stock reserved for issuance under the 2021 ESPP.

On June 21, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 1, 2024, by and among the Registrant, Cadent, LLC, a limited liability corporation organized under the laws of Delaware (“Parent”), Award Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the other parties listed thereto, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of June, 2024.

ADTHEORENT HOLDING COMPANY, INC.

/s/ James Lawson
Name:	James Lawson
Title:	Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.